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                       Adept Technology / Ramix Agreement

1.       REPRESENTATIONS

         This is an Agreement between Adept Technology, Inc. located at 150 Rose Orchard Way, San Jose, California 95134, ("Buyer") and Ramix Incorporated, located at 9421 Winnetka Avenue, Bldg. K, Chatsworth, CA 91311 ("Seller").

2.       PURPOSE

         This Agreement is written and executed in good faith on 10/27/98 (the "Effective Date") by both parties, with the mutual interest of developing a long lasting business relationship that will be mutually profitable and successful. In executing this Agreement the parties hereto declare they are each independent contractors and the transactions described in this Agreement constitute the extent and total relationship of the parties.

3.       TERM OF AGREEMENT

         The Term of this Agreement shall be three (3) years from the Effective Date, unless either party initiates formal notification of termination. Thereafter, this Agreement may be extended by mutually signed, written amendment.

4.       PRODUCTS AND SERVICES

         Buyer agrees to purchase the "Products" as specified by written purchase orders, and Seller agrees to deliver such Products in compliance with Buyer's purchase order documents, and mutually agreed specifications and Seller's order acknowledgments. Buyer and Seller agree to consider other products, assemblies and/or services that are compatible with each other's business purpose and end products and services as a means of enhancing and further developing the success of this business relationship.

5.       APPLICABLE DOCUMENTS

         All deliverables under this Agreement shall be manufactured, assembled or otherwise modified or value added, in accordance with the Buyer approved specifications and/or drawings and other process documentation as mutually agreed between Buyer and Seller.

6.       QUALITY

         Seller shall produce the Product in accordance with the standards set forth in IPC-610- Class 2. Buyer and Seller agree to cooperate and provide reasonable quality and defect cause data collection to improve Buyer's documentation of requirements, Seller's delivered end product and Buyer's resulting application of Seller's end product.
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7.       ENGINEERING CHANGE ORDERS, PROCESS CHANGE NOTICES AND DEVIATION NOTICES

         It is recognized that Seller will be asked to implement Buyer's Engineering Change Orders (ECO's), Process Change Notices and Deviation Notices in a timely manner. Seller shall issue, within 5 (five) business days, a quotation in response to the foregoing showing all charges associated with documentation, labor, material and administrative costs. Implementation will be mutually agreed by the issuance of Buyer's purchase order or change order and by Seller's order acknowledgment. Buyer agrees to pay Seller for all costs incurred by Seller relative to orders released and confirmed by Seller prior to the implementation of the mutually agreed ECO, deviation or process change.

8.       PRODUCT AND BUSINESS CONFIDENTIALITY

         A. The partnership, product assembly and working relationship between Buyer and Seller are mutually considered a special relationship. Information or disclosed knowledge may be considered by either party to be Company Confidential, especially related to potential new products, new or changing product markets and related business actions and conditions. It is expected, as an integral part of the contractual and partnership relationship, that such discussions or transmitted or otherwise disclosed information should be treated as strictly Company Confidential between both parties, their employees and applicable suppliers.

         B. Neither party shall intentionally or unintentionally discuss, disclose or otherwise transmit any product, product market or other technical or business information with any third party, whether company or individual, including marketing or advertising of its relationship and/or photographs of processes or products, without the specific advance knowledge and written consent of the other party to this Contract.

9.       PROPRIETARY DATA

         All specifications, drawings or other documents provided by the Buyer to Seller pursuant to this Agreement are property of Buyer and as such, shall be considered Company Confidential by Buyer. Seller shall not copy, duplicate or transfer any such information for purposes other than may be required to perform to the requirements of this Agreement. This Agreement and amendments thereto and all documentation, written procedures, purchase orders, order acknowledgments and/or written correspondence shall be considered Company Confidential between the parties regardless of whether or not the written documentation is so marked. All business and technical discussions between Buyer's and Seller's employees shall be considered Company Confidential and all information related to such discussions shall not be discussed with any other parties.
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10.      BUSINESS FAILURE OR INABILITY TO PERFORM

         A. In the event Seller's business activities begin to decline to the extent that the financial condition affects its ability to deliver fully compliant Products, or Seller desires not to manufacture and deliver Products, Seller shall so notify Buyer a minimum of at least 180 calendar days in advance. Seller's inability to maintain shipments of Product consistent, over a four (4) week period, shall also constitute Seller's failure to perform. In such event, Buyer shall retain the right to take whatever action it deems necessary to protect its ability to deliver Product to meet the demand requirements of its customer base or other potential customers, including the right to take over manufacture of Product under this agreement. In such event, Buyer has the right to assume full ownership of Seller's design and any copyright/patents, including manufacturing. Seller will cooperate fully in providing all tooling, fixtures, and test equipment, either paid for by Buyer or used exclusively in the manufacture and test of Products, in a timely manner.

         B. Recognizing Seller owns the design of Product, if either of the above financial or operational failure conditions does occur, Buyer may invoke its right to take over direct production and supply of Product. In the event Buyer elects to take over production and supply of Product, Buyer shall provide a royalty, based on two percent (2%) of the last Buyer purchase order unit price paid to Seller for the Product, for each Product sold to Buyer's customers. Recognizing that Buyer shall suffer some potential loss of business and have to expend labor and cost to take over full production of Product for Seller's failure to perform, the royalty payable to Seller shall not apply on any production and supply of Product by Buyer to its customers for the initial twelve (12) months of taking over production responsibility. Seller's right to royalty for its design shall be limited to Product produced and sold by Buyer after the first year to no more than 3 years, i.e., the end of the fourth year after taking over production and delivery responsibility by Buyer from Seller. At the end of the three (3) year royalty period, Seller's rights to any and all ownership and rights of the design of Product shall cease to exist. At such time, full ownership and rights to the design shall immediately transfer from Seller to Buyer for a total not-to-exceed cost of one dollar ($1.00).

11.      TECHNICAL COMMUNICATION

         Technical discussions related to this Agreement between the Buyer's and Seller's engineering, manufacturing and/or quality personnel, are hereby authorized to preclude misunderstandings or misinterpretations. However, all changes in the contractual scope of work, pricing or delivery schedule, materials or data related to this Agreement shall be effective only if mutually agreed by a Buyer change order and Seller order acknowledgment.

12.      PURCHASE ORDERS/FORECASTS
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         A. Buyer shall provide Seller with a minimum of six (6) month forecast, of which the first three (3) months will be covered by signed purchase orders. Seller will procure parts and materials per Buyer's purchase order and forecast quantities based on lead-time and lot size agreements in place.

         B. Seller shall promptly respond within five (5) working days to Buyer's forecasted changes, indicating acceptance and/or any cost premiums that may be required in materials or labor to satisfy such changes. Buyer shall acknowledge acceptance and any cost changes, or negotiated changes thereof, via a written purchase order or change order.

         C. Seller shall provide a list of Long Lead items and a Lot Size Parts Exposure Listing to Buyer that supports deliveries beyond 90 days. Said lists shall be updated and reviewed by Buyer and Seller every three months.

         D. Buyer authorizes Seller to purchase such Long Lead Items and Lot Size Parts to support Buyer's forecast. Buyer shall assume liability for such material until such material is used on a released order.

13.      NO PURCHASE COMMITMENT

         Buyer shall not be committed to purchase any annual quantity or dollar volume, nor any estimated or anticipated usage quantities or dollar volume, regardless of any expressed or implied verbal or written statements that may be communicated to Seller either before issuance of this agreement or during the term of this agreement.

14.      ORDER CANCELLATION

         Buyer may cancel any order scheduled for delivery more than thirty (30) days from the date such cancellation notice is given to seller. Upon cancellation, buyer is liable to seller for all material within the greater of the ninety (90) day period or the long lead time and lot size parts exposure list for the material. In addition, Seller will make every effort to cancel its orders or return materials for credit without penalty and pass on any recovered cost to buyer. Buyer will only be responsible for any restocking fees that Seller fully justifies its failure to negotiate out of returned materials to its suppliers, with no mark-up in costs to Seller.

15.      FOB POINT

         Products will be shipped Free-On-Board (FOB) Seller's Dock.

16.     EXCESS MATERIALS RESULTING FROM NO DEMAND

         In the event of the end of a program and/or Buyer has had no demand for a minimum of six (6) months, that portion of excess materials that were purchased by Seller consistent with Buyer's prior demand volume will be purchased by Buyer. Seller will exercise diligent commercial efforts to utilize the materials in other customer businesses prior to requesting Buyer excess buyout.

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17.      RESCHEDULING

         Seller may invoice Buyer, and Buyer shall remit payment for any Seller's end product (finished goods assembly), produced in good faith by Seller to support Buyer's purchase order requirements, that is still on hand at Seller 90 days after original delivery date, unless Seller agrees to a subsequent reschedule date. Seller may invoice Buyer and Buyer shall remit payment for piece part or material, purchased in good faith by Seller to support Buyer's purchase order requirements, that is still on hand at Seller 180 days after original delivery date. Seller shall be responsible for costs incurred relative to purchase and inventorying of any piece parts or materials in quantities that are excess to Buyer's purchase order demand.

18.      EARLY/LATE DELIVERIES

         Unless mutually agreed in writing Seller shall schedule all shipments of Product to ensure receipt at Buyer's dock no more than five working days prior to the mutually agreed upon purchase order due date, with no allowance for any delivery beyond the purchase order due date. Deliveries outside the allowed delivery window may be returned by Buyer at the Seller's expense and any invoiced charges will be debited against Buyer's purchase order.

19.      OVERSHIPMENTS

         Unless otherwise mutually agreed in writing, all overshipments of Product shall be considered unauthorized and may be returned at no cost to Buyer.

20.      PACKAGING

         Seller shall be responsible for providing all necessary packaging and shall pack merchandise so as to ensure proper ESD protection and safe delivery in an undamaged condition for receipt at Buyer's dock. Safe and undamaged condition shall be defined as no external or internal damage nor ESD damage or degradation of performance of the Seller's end product, or any or all of its piece parts, components or materials therein. Any cost for repair or replacement of merchandise damaged in transit due to insufficient/improper packaging shall be the sole responsibility of the Seller.

21.      MARKING & IDENTIFICATION

         Seller shall ensure the manufacturer's part number and Buyer part number, as appearing on the applicable purchase order and/or purchase order technical specifications or drawings, and related bar coded documents (if available), shall be permanently applied to the actual part, or internal part bag or package if the part is too small for marking. This same part number requirement, along with the Buyer purchase order number, shall appear on all external shipping containers, shipping documents and Seller's packing slip.

22.      PRICE LIST

         The parties will agree to an Approved Price List which will pertain to the Products sold


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         under  this  Agreement,  which  Price  List  shall  be  reviewed  on  a semi-annual basis and be subject to changes to reflect price changes required under the section titled "Engineering Change Order, Process Change Notice and Deviation Changes" above or changes in any statement of work agreed to by the parties or price changes necessitated due to
         significant  cost  increases  of  Seller's   suppliers  or  changes  in
         Supplier's commodity markets.

23.      PREMIUM DELIVERY PERFORMANCE AND CHARGES

         Seller agrees to provide premium delivery on selected end product requirements specifically requested by Buyer, pending availability of parts and materials needed to meet the expedited delivery date(s). Based on Seller's supported justification, Buyer agrees to reimburse Seller for reasonable premium delivery charges for the specific quantities of purchased parts and materials required to meet the expedited delivery date requested.

24.      PAYMENT TERMS

         Buyer agrees to pay for all Products within thirty (30) days from receipt of invoice, unless quality of the product is in question, as defined and provided for herein.

25.      ANNUAL MEETINGS

         Buyer and Seller agree to meet annually to review performance under this Agreement and to discuss any significant issues which may arise during the Term hereof. Seller shall provide disclosure of material prices and labor hours for the Products covered under this Agreement. In addition, Buyer and Seller shall discuss topics relative to the development of Continuous Process Improvement (e.g. quality issues, delivery improvements, cost reduction, etc.).

26.      COST REDUCTION DISCUSSIONS

         During the Term here of the parties will explore measures to reduce costs. The target goal for such reductions is five per cent (5%) per year. Cost benefits which result from the efforts of both Buyer and Seller or Seller only will be shared equally. All of the cost benefits resulting from the sole efforts of Buyer will be passed on to Buyer.

27.      NEW PRODUCT DEVELOPMENT PRICING

         Seller agrees to provide, materials, facilities, test and related equipment, and prototyping engineering and test manpower in support of Buyer's requirements for new product development. In all aspects of design development, parts and materials procurement and assembly and test, Seller agrees to provide accelerated fast-turn support to Buyer in new product development. This activity will provide an opportunity for additional business and/or or ensure continuation of business to Seller as new product replacements and/or upgrade design changes obsolete Buyer's existing products

28.      EXPEDITE FEES

         Seller agrees not to charge Buyer for any accelerated delivery performance, except for any

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         pass-through costs incurred and charged by the PCB fabrication supplier to Seller, without mark-up, to drive any prototypes down to one (1) week delivery to Buyer.

29.      JIT KANBAN DELIVERY PROGRAM

         Buyer and Seller agree to develop a completed method of JIT KANBAN Deliveries by Seller to meet Buyer's production demand, with individual part and assembled product inventory configured within Seller's operation and both Buyer's and Seller's employees trained, to ensure implementation of the program within twelve (12) calendar months from the Effective Date of this Agreement.

30.      UNAUTHORIZED CHANGES

         Any intended changes by the Seller to the delivery, specifications, price, quantity or other contractual terms and conditions on an open purchase order / subcontract shall be communicated in writing by the Seller in advance of such actions. Seller shall not implement any changes until confirmation or acknowledgment is received from the Buyer

31.      NO COMPONENT SUBSTITUTION

         Seller shall not deviate from the contractually specified materials, parts or components designated by the Buyer's purchase order or Approved Supplier Listing (ASL) or any related specification, drawing or other contractual document required in the performance of manufacturing and delivering the product requirements on the face of any of the Buyer's purchase order / subcontract, without written fax, letter or change order approval specifically issued by the Buyer. Only the Buyer of record or other duly authorized purchasing personnel, shall be authorized to approve any substitute materials, piece parts, or components.

32.      COMPONENT END OF LIFE (EOL)

         If any component or material manufacturer specified in the PMC card design announces that a given part/material is going End of Life (EOL), whether or not the manufacturer stipulates a form, fit, function replacement, Seller shall immediately notify the Buyer of record or other duly authorized purchasing personnel in writing. Seller shall ensure Buyer receives minimum of twelve (12) months advance notice of any component or material going EOL, to the extent provided by manufacturer.

33.      WARRANTY

         A. Seller warrants that the Products will conform in all performance and material respects to mutually agreed specifications for a period of five (5) years from receipt by Buyer (the "Warranty Period"). If Buyer, during the Warranty Period, notifies Seller in writing of a warranty claim, then upon receipt of such notice, Seller may examine the Products at Buyer's facility or require Buyer, at Seller's expense, to ship the Products to Seller per Seller's Return Materials Authorization (RMA) Procedures.


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         B. If a Product  is found to be  non-conforming  per the terms  herein,
            Buyer will notify Seller. Seller shall provide an RMA number within two (2) working days of written request by Buyer. Seller shall use due diligence to perform any analysis or examination of the Products in question in a timely manner. Seller shall not withhold or otherwise delay providing to Buyer an RMA number for return of the Product for repair or replacement. Seller shall have no obligation under this section, if Seller determines reasonably that the Products were not defective or missing at the time of shipment by Seller or, if the Products were damaged of misused by Buyer or modified, repaired, or altered, except as authorized by Seller or subject to accident or improper installation by Buyer.

         C. The liability of Seller under this warranty is limited to repairing or replacing non- conforming products at no charge to Buyer or issuing a credit at Seller's option, not to exceed the purchase price of the non-conforming products. Seller shall deliver repaired or replaced Product within fifteen (15) working days of receipt of the Product returned by Buyer.

         D. If the Seller fails to provide retum delivery of repaired or replaced Product within the above fifteen (15) working day period, Buyer will debit Seller for the full purchase order unit price extended value of the Products.

         E. Except for express warranties set forth herein, Seller makes no other express Warranties of any kind and hereby disclaims all implied warranties including the implied warranties of merchantability and fitness for a particular purpose.

34.      REPAIR OF PRODUCT AFTER WARRANTY PERIOD

         If a non-conformity arises after the expiration of the Warranty Period, and Buyer notifies Seller in writing of such non-conformity, Seller and Buyer will cooperate with each other to diagnose the non-conformity. Seller shall provide a Return Material Authorization (RMA) number within two (2) working days of written request by Buyer. Once such diagnosis is complete, Seller will provide Buyer with a written quotation for repair of the Product and Buyer, at its option may then issue its purchase order to Seller to effect such repair. Seller shall deliver out of warranty repaired Product within thirty (30) working days of receipt of the Product and purchase order from Buyer.

35.      NO TROUBLE FOUND

         If during the Warranty Period, Buyer identifies a non-conformity in a Product but the cause cannot be reasonably determined, Buyer and Seller will cooperate with each other to diagnose the cause within a reasonable time and cost ceiling, mutually agreed prior to incurring any respective labor and material costs. If the final cause is determined to be covered by the Section titled "Warranty", Seller shall repair or replace such non-conforming product per the provisions of the "Warranty" Section and also bear the costs of the


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         diagnosis. Alternatively, if the final cost is determined to be outside of the provisions of Warranty section, Buyer shall bear the costs of repair or replacement and the costs of the diagnosis.

36.      ASSIGNMENT

         A. Seller shall not assign this Agreement to any other party or entity, including any successor of substantially all of Seller's business and assets, without first obtaining the prior written consent of the Buyer. Seller shall not subcontract or assign any or all of the required design effort nor product manufacturing responsibility without specific written advance approval of Buyer.

         B. Since the Seller's core competency is design and development, Seller shall subcontract the Buyer-approved final design to a contract manufacturer. Selection of the contract manufacturer must have advance written Buyer approval prior to Seller award of any order commitment for Product manufacturing. Seller shall be responsible for any and all testing of completed Product.

         C. Initially, Seller shall contract to its contract manufacturer, based on consigned kitted materials purchased and provided by Seller, for manufacture and delivery of Product to Seller. It is mutually agreed by Buyer and Seller that the goal as part of this contract is the Seller will make every effort to convert the said consigned inventory contract manufacturing of Product to a full turnkey contract with its contract manufacturer, within one (1) year from Buyer's approval and introduction of production and delivery of Product under this contract. "Full turnkey" shall be defined as Seller contractually requiring its contract manufacturer to be fully responsible for cost and availability of required materials in support of manufacture and delivery of Product to Seller within the Seller's purchase order delivery requirements.

         D. Seller shall have full responsibility for program management of the subcontractor's performance, whether contracted as consigned or turnkey, ensuring on-time delivery of quality product to Buyer's scheduled demand.

37.      FORCE MAJEURE

         Except for Buyer's payment obligations neither party hereto shall be liable for delays in performance hereunder if such delay is the result of causes beyond its reasonable control.

38.      INDEMNIFICATION AND LIMITATION OF LIABILITY

         In no event, whether as a result of breach of contract, warranty, or tort (including negligence), strict liability, product liability, or otherwise, shall either party be liable to the other for any special, indirect, incidental, consequential or exemplary damages of any kind whether or not such party was advised of the possibility of such damage. These limitations shall apply notwithstanding any failure of essential purpose of any limited remedy. Buyer


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         assumes  responsibility  for the use and  resale of the  Products,  and agrees to indemnify and hold Seller harmless from loss of any kind, resulting from such use or resale. Each party hereto agrees to indemnify and hold the other party harmless from claims made against it by its own shareholders, employees, suppliers, customers or the U. S.
         Government.   The   provisions   of  this  Section  shall  survive  the
         termination of this Agreement.

39.      TERMINATION

         This Agreement may be terminated for convenience or for cause by either party in accordance with the following:

         A. Either party may terminate this Agreement for cause if the other party breaches a material provision hereof and the defaulting party fails to cure such breach within thirty (30 days after receiving written notice thereof.

         B. Either party may terminate this Agreement if the other party enters into or files a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws of the United States, or has a receiver appointed for it or the other party enters into an arrangement for the benefit of its creditors; or becomes insolvent.

         C. Either party may terminate this Agreement for convenience, without reason given, upon one-hundred-eighty (180) days notice to the other party. During the one-hundred-eighty (180) day period, all terms and conditions of this Agreement shall remain in full force and effect. Such termination for convenience will not affect obligations which arose prior to such termination.

40.      GOVERNING LAW AND ARBITRATION

         This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any general disputes or disputed termination-for-cause actions will be adjudicated under the laws of the State of California. Buyer and Seller agree to resolve any disputes arising out of this Agreement by means of arbitration. Buyer and Seller shall mutually agree on a specific independent arbitrator, with the final decision of the independent arbitrator binding of both parties in cost and action. The cost of any arbitration shall be shared equally by the parties, except each party shall bear the cost of preparing and presenting its own case.

41.      GENERAL

         The provisions of this Agreement shall take precedence over any different or conflicting terms of any purchase order or acknowledgment issued hereunder. This Agreement represents the complete understanding between the parties hereof. No waiver by either party of the breach of any provision hereof shall be deemed to be a waiver of any different or subsequent breach. All notices shall be given in writing and addressed to the individuals named below.

Signed and Executed on the dates set forth below:

Adept Technology, Inc. (Buyer) RamiX Incorporated (Seller)



/s/ Gary L. Gerlinger           /s/ Carol Perham
------------------------        -------------------------
Authorize Representative        Authorized Representative

Gary L. Gerlinger               Carol Perham
------------------------        -------------------------
Printed Name                    Printed Name

Dir. of Materials               Contracts Admin.
------------------------        -------------------------
Title                           Title

October 20, 1998                10/27/98
------------------------        -------------------------
Date                            Date